Exhibit 99.1

For Immediate Release	CONTACT:
MAP Pharmaceuticals, Inc.
Lisa Johnson
Media Contact
650-386-3122
ljohnson@mappharma.com

MAP Pharmaceuticals Reaches Agreement with FDA on Special Protocol

Assessment for MAP0004 Phase 3 Clinical Trial in Patients with Migraine

MOUNTAIN VIEW, Calif., January 16, 2008 /PRNewswire-FirstCall/ — MAP Pharmaceuticals, Inc. (Nasdaq: MAPP), an emerging pharmaceutical company, today announced that it has completed the special protocol assessment (SPA) process with the U.S. Food and Drug Administration (FDA) for the first Phase 3 clinical trial of its MAP0004 product candidate, and has reached agreement with the Agency on the design of the protocol. The study, if successful, could support the potential approval of MAP0004 as a treatment for migraine.

“Following the positive results we saw in our Phase 2 trials, we are pleased to now have agreement with the FDA on the protocol for our first Phase 3 clinical trial to evaluate MAP0004 in migraine,” stated Stephen Shrewsbury, M.B., Ch.B., Chief Medical Officer of MAP Pharmaceuticals. “We look forward to initiating this trial in early 2008.”

This multi-center Phase 3 trial will include a randomized, double blind, placebo-controlled component to evaluate the efficacy and safety of MAP0004 in treating a single acute attack of migraine in approximately 850 patients followed by a 12-month open-label safety assessment. The primary efficacy endpoints will be pain relief at two hours, and freedom from nausea, photophobia and phonophobia at two hours.

About MAP0004

MAP0004 is a proprietary orally inhaled version of dihydroergotamine, or DHE, intended to treat migraine. The company’s Phase 2 efficacy study showed that MAP0004 provided pain relief as early as within ten minutes of dosing, and that this relief was sustained through at least 24 hours. The study also demonstrated efficacy trends in treating nausea, photophobia and phonophobia. Based on these results, as well as independent research that concludes that patients prefer migraine therapies providing fast onset, pain relief, sustained pain relief and safety, the company believes that MAP0004 has the potential to be a first-line therapy for migraine patients. Historically, estimated onset of significant pain relief with oral triptans, the class of drugs most often prescribed for treating migraine, occurs between 45 and 90 minutes after dosing. In 2006, triptans generated sales of approximately $2.1 billion in the United States, according to data published by IMS Health.

MAP0004 is designed to be an easy to use, non-invasive, at-home therapy that patients self-administer using the company’s proprietary hand-held Tempo™ inhaler. DHE is currently available as an intravenous therapy which has been used in clinical settings for over 50 years for the safe and effective treatment of migraine, but requires healthcare intervention for administration. In the company’s Phase 2 clinical efficacy study, MAP0004 was shown to retain the rapid onset and long-lasting effectiveness of intravenous DHE while avoiding the nausea that intravenous administration can cause.

About Migraine

Migraine is a common, debilitating neurological disease affecting approximately 30 million people in the United States. It presents with recurrent attacks of headaches, nausea, vomiting and sensitivity to light and sound. Most migraines last between four and 24 hours, but some last as long as three days. On average, migraine sufferers experience 1.5 migraine attacks monthly, although 25% of them experience one or more attacks weekly. Currently approved drugs for the treatment of an acute migraine attack do not fully meet the needs of all patients due to the slow onset of action, short duration of effect, inconsistent response, unacceptable side effect profiles, or propensity to increase frequency of headaches with these therapies.

About Special Protocol Assessment

During the Special Protocol Assessment (SPA) process, the FDA evaluates clinical protocols and may achieve agreement with sponsors and applicants on the design and size of the studies and clinical trials that can be used for approval of a drug. It is intended to provide assurance that if pre-specified trial results are achieved, they may serve as the primary basis for an efficacy claim in support of a new drug application. In general, these assessments are considered binding on the FDA as well as the sponsor unless public health concerns unrecognized at the time the SPA is entered into become evident or other new scientific concerns regarding product safety or efficacy arise.

About MAP Pharmaceuticals, Inc.

MAP Pharmaceuticals develops and plans to commercialize new therapies for children and adults who suffer from diseases that the company believes are not treated adequately by currently available medicines. The company uses proprietary inhalation technologies to enhance the therapeutic benefits and commercial attractiveness of proven drugs, while minimizing risk, by capitalizing on their known safety, efficacy and commercialization history. The company has several proprietary product candidates in clinical development that address large market opportunities, including its two most advanced product candidates: UDB, a proprietary version of nebulized budesonide for the potential treatment of children with asthma, and MAP0004, a proprietary version of orally inhaled dihydroergotamine delivered by MAP Pharmaceuticals’ proprietary Tempo inhaler for the potential treatment of migraine. In addition to UDB and MAP0004, MAP Pharmaceuticals has other proprietary product candidates in clinical development that also address large market opportunities, including a proprietary combination of an inhaled corticosteroid with a long-acting beta2-agonist for the potential treatment of asthma and chronic obstructive pulmonary disease.

Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com.

Forward-Looking Statements

In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including with respect to the development, safety and efficacy of MAP0004. Actual results may differ materially from current expectations based on risks and uncertainties affecting the company’s business, including, without limitation, risks and uncertainties relating to the commencement, enrollment and conduct of clinical trials, as well as risks relating to failure to achieve favorable clinical outcomes and that MAP0004 will not be approved for commercial use by the United States Food and Drug Administration. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals’ results and other risks and uncertainties are detailed in its Quarterly Report on Form 10-Q, filed with the SEC on November 19, 2007, and available at http://edgar.sec.gov.